As filed with the Securities and Exchange Commission on January 31, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRANCHISE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-3561876
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454
(757) 493-8855
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tiffany McMillan-McWaters, Esq.
Assistant General Counsel
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454
(757) 493-8855
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David W. Ghegan, Esq.
Troutman Sanders LLP
600 Peachtree Street, NE
Suite 3000
Atlanta, Georgia 30308
(404) 885-3000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	21,717,898	$20.67(2)	$448,908,951.66	$58,268.38

(1)
Includes shares of common stock issuable in exchange for the redemption of certain of the New Holdco Units (defined below) and shares of Voting Non-Economic Preferred Stock (defined below) pursuant to the New Holdco LLC Agreement (defined below) and the Certificate of Designation (defined below). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $20.67, which is the average of the high and low prices of the common stock as reported on The NASDAQ Global Market on January 27, 2020, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE
On July 10, 2019, Franchise Group, Inc. (the “Company”) entered into and completed certain transactions contemplated by an Agreement of Merger and Business Combination Agreement with Buddy’s Newco, LLC (“Buddy’s”), Franchise Group New Holdco, LLC, a direct subsidiary of the Company (“New Holdco”), Franchise Group B Merger Sub, LLC, a wholly-owned indirect subsidiary of New Holdco (“B Merger Sub”) and Vintage RTO, L.P., solely in its capacity as the representative of the former holders of common units of Buddy’s (the “Buddy’s Members”), to acquire Buddy’s by way of a merger of B Merger Sub with and into Buddy’s, with Buddy’s continuing as the surviving entity in the merger and as a wholly-owned indirect subsidiary of New Holdco (the “Buddy’s Acquisition”). At the completion of the Buddy’s Acquisition, each common unit of Buddy’s outstanding immediately prior to the completion of the Buddy’s Acquisition was exchanged for 0.091863 shares of voting, non-economic preferred stock of the Company (the “Voting Non-Economic Preferred Stock”) and 0.459315 common units of New Holdco (the “New Holdco Units”). Each of the New Holdco Units held by the Buddy’s Members is, together with one-fifth of a share of Voting Non-Economic Preferred Stock held by the Buddy’s Members, redeemable in exchange for one share of the Company’s common stock pursuant to the Certificate of Designation for the Voting Non-Economic Preferred Stock (as amended and together with any certificate of increase adopted or approved in respect thereof, the “Certificate of Designation”) and the First Amended and Restated Limited Liability Company Agreement of New Holdco (as amended, the “New Holdco LLC Agreement”) after an initial six-month lockup period, which has expired with respect to certain New Holdco Units and shares of Voting Non-Economic Preferred Stock, but which has not yet expired with respect to New Holdco Units and shares of Voting Non-Economic Preferred Stock issued in connection with the Buddy’s Asset Acquisition (defined below).

In addition, concurrently with the completion of the Buddy’s Acquisition, the Company entered into a registration rights agreement with certain investors (as amended, the “Registration Rights Agreement”). The Registration Rights Agreement provides certain investors of the Company and New Holdco with certain registration rights applicable to certain shares of the Company’s common stock, including shares of the Company’s common stock issued in exchange for the redemption of certain New Holdco Units and shares of Voting Non-Economic Preferred Stock as described above (collectively, the “Registrable Shares”). The Registration Rights Agreement was amended following the completion of the Buddy’s Acquisition in connection with subsequent acquisitions by the Company or its subsidiaries to, among other things, include shares of the Company’s common stock and shares of the Company’s common stock issued in exchange for the redemption of certain New Holdco Units and shares of Voting Non-Economic Preferred Stock received by these investors in connection with such acquisitions as Registrable Shares under the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Company is required to, among other things, as promptly as practicable but in any event no later than January 31, 2020, prepare and file with the Securities and Exchange Commission (the “SEC”) a shelf registration statement with respect to the offer and resale of all Registrable Shares. The Company is also required to use its reasonable best efforts to, among other things, have such shelf registration statement declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing and maintain the effectiveness of (and availability for use of) such shelf registration statement until such time as there are no Registrable Shares. This registration statement is being filed to comply with these registration obligations under the Registration Rights Agreement.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION-DATED JANUARY 31, 2020
PRELIMINARY PROSPECTUS
FRANCHISE GROUP, INC.
21,717,898 Shares of Common Stock
This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 21,717,898 shares of our common stock, including (a) 12,284,565.33 shares currently owned by the Selling Stockholders named herein and (b) 9,433,332.18 shares that may be issued by the Company to certain of the Selling Stockholders upon the redemption of certain New Holdco Units and shares of Voting Non-Economic Preferred Stock pursuant to the New Holdco LLC Agreement and the Certificate of Designation, in each case from time to time in one or more offerings. Pursuant to the Buddy’s Asset Purchase Agreement (as defined below), certain of the New Holdco Units and shares of Voting Non-Economic Preferred Stock may not be redeemed for shares of our common stock until six months after date of the Buddy’s Asset Purchase Agreement (i.e., March 30, 2020), and the filing of this registration statement does not constitute a waiver of such restrictions. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus.
We are registering the offer and sale of such shares of our common stock to satisfy registration rights we have granted to the Selling Stockholders pursuant to a registration rights agreement more fully described in this prospectus under “Description of Capital Stock.” We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus.
Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of their shares of common stock. The Selling Stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”
Each time any of the Selling Stockholders offer and sell shares of our common stock, such Selling Stockholders may provide a supplement to this prospectus that contains specific information about the offering, as well as the amounts, prices and terms of the shares. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and any applicable prospectus supplement before you invest in any of our common stock.
The Selling Stockholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No shares of common stock may be sold under this prospectus without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such shares.
Our common stock is traded on The NASDAQ Global Market, or Nasdaq, under the symbol “FRG”. On January 29, 2020, the closing price of our common stock was $21.99.
See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2020.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
Unless the context indicates otherwise or as otherwise expressly stated, references in this prospectus to the “Company,” “Franchise Group,” “we,” “us,” “our” and similar terms refer to Franchise Group, Inc. and its subsidiaries and references in this prospectus to “common stock,” “our common stock,” “shares of common stock” and similar terms refer to shares of common stock of Franchise Group, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.
Each time any of the Selling Stockholders offer and sell securities, such Selling Stockholders may provide a supplement to this prospectus that contains specific information about the offering, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Documents Incorporated By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations, financial performance, and condition, as well as our plans, objectives, and expectations for our business operations and financial performance and condition. Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. You can identify these statements by words such as “aim,” “anticipate,” “assume,” “believe,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts, projections about our business and the industry in which we operate, and our management’s beliefs and assumptions. They are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may turn out to be inaccurate or could cause our actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that may cause such differences include, but are not limited to, the risks described under “Item 1A-Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 30, 2019 and other filings with the SEC, including:

•
the possibility that any of the anticipated benefits of our acquisitions will not be realized or will not be realized within the expected time period; the businesses of our Liberty Tax segment, Buddy’s segment, or Sears Outlet segment or Vitamin Shoppe, Inc. ("Vitamin Shoppe”) or our other acquisitions may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; revenues following any of our acquisitions may be lower than expected; or completing our acquisitions on the expected timeframe may be more difficult, time-consuming or costly than expected;

•
the possibility that the American Freight Merger (as defined below) may not be completed in a timely manner or at all, which may adversely affect the business and stock price of the Company; the risk of any event, change or other circumstance that could give rise to the termination of the American Freight Merger Agreement (as defined below); the effect of the announcement or pendency of the American Freight Merger on the ability of the Company and American Freight Group, Inc. (“American Freight”) to retain and hire key personnel and maintain relationships with their customers, suppliers, partners and others with whom they do business, or on their respective operating results and business generally; risks associated with the diversion of management’s attention from ongoing business operations due to the American Freight Merger; legal proceedings related to the American Freight Merger; costs, charges or expenses resulting from the American Freight Merger; the franchising of the American Freight business; the performance of the products and services of American Freight within the prevailing retail or other business environment; implementation of the strategy of American Freight; or the failure to satisfy any of the other conditions to the completion of the American Freight Merger;

•	our inability to grow on a sustainable basis;

•	the seasonality of our Liberty Tax segment;

•	departures of key executives or directors;

•	our ability to attract additional talent to our senior management team;

•	our ability to maintain our listing on Nasdaq;

•	our inability to secure reliable sources of the tax settlement products we make available to our customers;

•	government regulation and oversight, including the regulation of tax preparers or settlement products such as refund transfers and loan settlement products;

•	our ability to comply with the terms of the settlement with the Department of Justice and Internal Revenue Service;

•
government initiatives that simplify tax return preparation, improve the timing and efficiency of processing tax returns, limit payments to tax preparers, or decrease the number of tax returns filed or the size of the refunds;

•	government initiatives to pre-populate income tax returns;

•	the effect of regulation of the products and services that we offer, including changes in laws and regulations;

•	the possible characterization of refund transfers as a form of loan or extension of credit;

•	changes in the tax settlement products offered to our customers that make our services less attractive to customers or more costly to us;

•	our ability to maintain relationships with our tax settlement product service providers;

•	our ability to offer merchandise and services that our customers want;

•	our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities;

•	competitive conditions in the retail industry;

•
worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, change in consumer confidence, tastes, preferences and spending, and changes in vendor relationships;

•	our competitors continuing to reduce their promotional pricing on new-in-box appliances, potentially adversely impacting our sales of out-of-box appliances and associated margin;

•	any potential non-compliance, fraud or other misconduct by our franchisees or employees;

•	our ability and the ability of our franchisees to comply with legal and regulatory requirements;

•
failures by our franchisees and their employees to comply with their contractual obligations to us and with laws and regulations, to the extent these failures affect our reputation or subject us to legal risk;

•	the ability of our franchisees to open new territories and operate them successfully;

•	the ability of our franchisees to generate sufficient revenue to repay their indebtedness to us;

•	our ability to manage Company-owned offices;

•	our exposure to litigation and any governmental investigations;

•	our ability and our franchisees’ ability to protect customers’ personal information, including from a cyber-security incident;

•	the impact of identity-theft concerns on customer attitudes toward our services;

•	our ability to access the credit markets and satisfy our covenants to lenders;

•	challenges in deploying accurate tax software in a timely way each tax season;

•
delays in the commencement of the tax season attributable to Congressional action affecting tax matters and the resulting inability of federal and state tax agencies to accept tax returns on a timely basis, or other changes that have the effect of delaying the tax refund cycle;

•	competition in the tax preparation market;

•	the effect of federal and state legislation that affects the demand for paid tax preparation, such as the Affordable Care Act and potential immigration reform;

•	our reliance on technology systems and electronic communications;

•	our ability to effectively deploy software in a timely manner and with all the features our customers require; and

•	other factors.

You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. These forward-looking statements speak only as of the date hereof. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

THE COMPANY
We are a franchisor, operator and acquiror of franchised and franchisable businesses that we can scale using our operating expertise. On July 10, 2019, we formed our direct subsidiary, Franchise Group New Holdco, LLC (“New Holdco”), which holds all of our operating subsidiaries.

We currently operate in three reportable segments: Liberty Tax, Buddy’s and Sears Outlet. Our Liberty Tax segment provides income tax services in the United States and Canada. Our Buddy’s segment is a specialty retailer engaged in the business of leasing and selling consumer electronics, residential furniture, appliances and household accessories. Our Sears Outlet segment provides in-store and online access for customers to purchase new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, and scratched and dented products, collectively “outlet-value products” across a broad assortment of merchandise categories, including home appliances, mattresses, furniture and lawn and garden equipment.

Recent Developments

On December 16, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated August 7, 2019 (as amended from time to time, the “Vitamin Shoppe Merger Agreement”), by and among Vitamin Shoppe, the Company, and Valor Acquisition, LLC, a Delaware limited liability company and an indirect subsidiary of the Company (“Merger Sub”), the Company and Vitamin Shoppe completed the merger of Vitamin Shoppe and Merger Sub, with Merger Sub surviving the merger as an indirect subsidiary of the Company (the “Vitamin Shoppe Merger”). Vitamin Shoppe is an omni-channel, specialty retailer of nutritional products.

In addition, on December 16, 2019, Franchise Group Newco R, LLC (“Newco R”), a Delaware limited liability company and an indirect subsidiary of the Company, entered into an asset purchase agreement with Revolution Financial, Inc. and its subsidiaries (collectively, “Revolution”), pursuant to which Newco R (or an affiliate designated by Newco R) will acquire substantially all of Revolution’s consumer lending business (the “Revolution Acquisition”). The Revolution Acquisition is currently expected to close in the first quarter of 2020 and is subject to customary closing conditions.

On December 28, 2019, Franchise Group Newco Intermediate AF, LLC (“AF Parent”), a Delaware limited liability company and an indirect subsidiary of the Company, entered into an Agreement and Plan of Merger (the “American Freight Merger Agreement”) with American Freight, Franchise Group Merger Sub AF, Inc., a Delaware corporation and a direct wholly-owned subsidiary of AF Parent (“AF Merger Sub”), and The Jordan Company, L.P., a Delaware limited partnership solely in its capacity as representative for the Fully-Diluted Stockholders (as defined in the American Freight Merger Agreement), pursuant to which, among other things, AF Merger Sub will merge with and into American Freight (the “American Freight Merger”), with American Freight surviving as a direct wholly-owned subsidiary of AF Parent. The American Freight Merger is expected to be completed in the first quarter of 2020, subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as other customary closing conditions. American Freight is a retail chain offering brand-name furniture, mattresses and home accessories at discount prices. The Company expects to file the financial statements of American Freight and related pro forma financial information required to be filed under Item 9.01 of Form 8-K within the period such financial statements and pro forma financial information are required to be filed under such item.

On January 31, 2020, the Registration Rights Agreement was further amended, among other things, to include as Registrable Shares under the Registration Rights Agreement shares of the Company’s common stock received by certain investors in the Company in connection with certain equity investments made following the prior amendment to the Registration Rights Agreement and relating to the repurchases of the Convertible Notes (as defined below) in connection with the Vitamin Shoppe Merger and to update certain investor information.

Background
On July 10, 2019, the Company entered into and completed certain transactions contemplated by an Agreement of Merger and Business Combination Agreement with Buddy’s Newco, LLC (“Buddy’s”), New Holdco, Franchise Group B Merger Sub, LLC, a wholly-owned indirect subsidiary of New Holdco (“B Merger Sub”) and Vintage RTO, L.P., solely in its capacity as the representative of the former holders of common units of Buddy’s (the “Buddy’s Members”), to acquire Buddy’s by way of a merger of B Merger Sub with and into Buddy’s, with Buddy’s continuing as the surviving entity in the merger and as a wholly-owned indirect subsidiary of New Holdco (the “Buddy’s Acquisition”). At the completion of the Buddy’s Acquisition, each common unit of Buddy’s outstanding immediately prior to the completion of the Buddy’s Acquisition was exchanged for 0.091863 shares of voting, non-economic preferred stock of the Company (the “Voting Non-Economic Preferred Stock”) and 0.459315 common units of New Holdco (the “New Holdco Units”). Each of the New Holdco Units held by the Buddy’s Members is, together with one-fifth of a share of Voting Non-Economic Preferred Stock held by the Buddy’s Members, redeemable in exchange for one share of the Company’s common stock pursuant to the Certificate of Designation for the Voting Non-Economic Preferred Stock (as amended and together with any certificate of increase adopted or approved in respect thereof, the “Certificate of Designation”) and the First Amended and Restated Limited Liability Company Agreement of New Holdco (as amended, the “New Holdco LLC Agreement”) after an initial six-month lockup period, which has expired with respect to certain New Holdco Units and shares of Voting Non-Economic Preferred Stock, but which has not yet expired with respect to New Holdco Units and shares of Voting Non-Economic Preferred Stock issued in connection with the Buddy’s Asset Acquisition.

In addition, concurrently with the completion of the Buddy’s Acquisition, the Company entered into a registration rights agreement with certain investors (as amended, the “Registration Rights Agreement”). The Registration Rights Agreement provides certain investors in the Company and New Holdco with certain registration rights applicable to certain shares of the Company’s common stock, including shares of the Company’s common stock issued in exchange for the redemption of certain New Holdco Units and shares of Voting Non-Economic Preferred Stock as described above (collectively, the “Registrable Shares”). The Registration Rights Agreement was amended following the completion of the Buddy’s Acquisition in connection with subsequent acquisitions by the Company or its subsidiaries to, among other things, include shares of the Company’s common stock and shares of the Company’s common stock issued in exchange for the redemption of certain New Holdco Units and shares of Voting Non-Economic Preferred Stock received by these investors in connection with such acquisitions as Registrable Shares under the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Company is required to, among other things, as promptly as practicable but in any event no later than January 31, 2020, prepare and file with the SEC a shelf registration statement with respect to the offer and resale of all Registrable Shares. The Company is also required to use its reasonable best efforts to, among other things, have such shelf registration statement declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing and maintain the effectiveness of (and availability for use of) such shelf registration statement until such time as there are no Registrable Shares. This registration statement, of which this prospectus forms a part, is being filed to comply with these registration obligations under the Registration Rights Agreement.

Additional Information
Our principal executive offices are located at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Our telephone number is (757) 493-8855. Our website address is www.franchisegrp.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all other information appearing in or incorporated by reference into this prospectus or any applicable prospectus supplement. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS
All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
Under the Registration Rights Agreement, except for certain expenses the Selling Stockholders have agreed to bear pursuant to the Registration Rights Agreement, we will bear all fees and expenses incurred in effecting the registration of the common stock covered by this prospectus, including, without limitation, all registration and filing fees, all printing costs and all fees and expenses of our and our subsidiaries’ counsel and independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of our capital stock and certain terms of our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Certificate of Designation, the Certificate of Increase, dated September 30, 2019 (the “Certificate of Increase”), our Second Amended and Restated Bylaws (the “Bylaws”) and the Registration Rights Agreement. This discussion summarizes some of the important rights of our stockholders but does not purport to be a complete description of these rights and may not contain all of the information regarding our capital stock that is important to you. The descriptions herein are qualified in their entirety by reference to our Certificate of Incorporation, Certificate of Designation, Certificate of Increase, Bylaws and Registration Rights Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

General
Our current authorized capital stock consists of 180,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 1,886,667 shares are designated as shares of our Voting Non-Economic Preferred Stock. As of January 24, 2020, we had outstanding 20,604,225 shares of common stock and 1,886,667 shares of Voting Non-Economic Preferred Stock. Certain of the New Holdco Units issued and outstanding under the New Holdco LLC Agreement are, together with one-fifth of a share of Voting Non-Economic Preferred Stock, redeemable in exchange for one share of the Company’s common stock after an initial six-month lockup period. As of January 24, 2020, there were 9,433,332 of these New Holdco Units issued and outstanding.
Common Stock

Dividends and Distributions. Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of our common stock are entitled to share equally, on a per share basis, in dividends and other distributions of cash, property or shares of our stock as may be declared by our board of directors with respect to the common stock out of our assets or funds legally available for dividends.

Liquidation. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, the holders of our common stock are entitled to share equally, on a per share basis, in all assets of the Company of whatever kind available for distribution after payment to creditors and subject to any prior distribution rights granted to holders of any outstanding shares of Preferred Stock.

Voting Rights. Each holder of our common stock is entitled to one vote for each share of Common Stock held of record as of the applicable record date on any matter submitted to a vote of our stockholders.

Fundamental Transactions. In connection with certain fundamental transactions, all holders of our common stock are entitled to receive consideration in the same form and of the same kind and amount, calculated on a per share basis.

Related Person Transactions. Certain transactions with persons owning 20% or more of our outstanding common stock are subject to (i) the approval of 66-2/3% of the voting power of our capital stock held by unaffiliated stockholders, (ii) the approval of independent directors or (iii) the satisfaction of certain price requirements.

Preferred Stock

Liquidation. The Voting Non-Economic Preferred Stock has no economic rights other than to receive $0.01 per share of Voting Non-Economic Preferred Stock upon the liquidation, dissolution or winding up of the Company prior to any distribution of assets to holders of our common stock or any other class of our capital stock ranking junior to the Voting Non-Economic Preferred Stock in connection with such liquidation, dissolution or winding up of the Company. As a result, there are no restrictions on the repurchase or redemption of shares of Preferred Stock while there is any arrearage in the payment of dividends or sinking fund installments.

Voting Rights. With respect to all meetings of our stockholders at which the holders of our common stock are entitled to vote and with respect to any written consent sought by us or any other person from the holders of our common stock, the holders of Voting Non-Economic Preferred Stock will vote together with the holders of our common stock as a single class, except as otherwise required under non-waivable provisions of the Delaware General Corporation Law (the “DGCL”), and the holders of Voting Non-Economic Preferred Stock are entitled to cast five votes per share of Voting Non-Economic Preferred Stock held on any such matter. Until the date on which no shares of Voting Non-Economic Preferred Stock are outstanding, we are prohibited, without the prior affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of Voting Non-Economic Preferred Stock, from changing, amending, altering or repealing any provision of the Certificate of Incorporation or the Bylaws, whether by merger, consolidation or otherwise, or creating a new series of Preferred Stock or issuing any other securities, in each case to the extent any such action would have a material and disproportionate adverse effect on the voting rights of the holders of Voting Non-Economic Preferred Stock relative to the voting rights of the holders of our common stock.

Redemption and Exchange. One-fifth of a share of Voting Non-Economic Preferred Stock held by the Buddy’s Members, together with one New Holdco Unit held by the Buddy’s Members, is redeemable at the election of the Buddy’s Member that is the holder thereof, following the expiration of an initial six-month lockup period (which has expired with respect to certain New Holdco Units and shares of Voting Non- Economic Preferred Stock, but which has not yet expired with respect to New Holdco Units and shares of Voting Non-Economic Preferred Stock issued in connection with the Buddy’s Asset Acquisition), in exchange for one share of our common stock in accordance with the Certificate of Designation and the New Holdco LLC Agreement. Under certain circumstances as provided in the New Holdco LLC Agreement and the Certificate of Designation (e.g., a change of control), the Company has the right to require New Holdco Units and shares of Voting Non-Economic Preferred Stock held by the Buddy’s Members to be redeemed in exchange for shares of common stock as further described above.

Transfer Restrictions. Subject to certain exceptions set forth in the New Holdco LLC Agreement, Voting Non-Economic Preferred Stock may not be transferred, in whole or in part, by any holder directly or indirectly without our prior written consent. To the extent that a holder of New Holdco Units that is a Buddy’s Member transfers any of its New Holdco Units in accordance with the New Holdco LLC Agreement, such holder is required to transfer one-fifth of a share of Voting Non-Economic Preferred Stock held by such holder for each such New Holdco Unit transferred, to the same transferee of such New Holdco Unit.

Our board of directors may in the future, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 18,113,333 shares of Preferred Stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which could adversely affect the rights of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of additional Preferred Stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no present plan to issue any additional shares of Preferred Stock.

Registration Rights

We are party to the Registration Rights Agreement with certain of our investors granting such investors certain registration rights applicable to certain shares of our common stock as set forth below. The registration of Registrable Shares pursuant to the exercise of registration rights described below would enable the holders of these Registrable Shares to trade these Registrable Shares without restriction under the Securities Act, when the applicable registration statement is declared effective. We will pay certain of the registration expenses of the Registrable Shares registered pursuant to the Form S-3, demand and piggyback registrations described below.

Form S-3 Registration. Pursuant to the Registration Rights Agreement, on or before January 31, 2020, we are required to register the Registrable Shares on a “shelf” registration statement on Form S-1 or Form S-3 if we are eligible to do so at such time and to maintain the effectiveness of such registration statement until no Registrable Shares remain. This registration statement is being filed to comply with these registration obligations under the Registration Rights Agreement.

Demand Registration Rights. Pursuant to the Registration Rights Agreement, certain holders of our common stock are entitled to certain demand registration rights. During a period in which a shelf registration statement covering the Registrable Shares is effective, if any of Tributum, L.P., Vintage Tributum, L.P., Vintage Capital Management, LLC, Samjor Family LP, Vintage RTO, L.P., Stefac LP, Brian Kahn and Lauren Kahn, as tenants by the entirety, and B. Riley FBR, Inc., or certain of their respective affiliates (each, a “Vintage Group Member”) holding any Registrable Shares delivers notice to the Company stating that it and/or one or more other holders of Registrable Shares (such Vintage Group Member, together with such other holders, the “Participating Investors”) intend(s) to effect an underwritten public offering of all or part of its or their Registrable Shares included on the shelf registration statement (a “Demand Underwritten Offering”), the Company is required to use its reasonable best efforts to amend or supplement the shelf registration statement or related prospectus as may be necessary in order to enable such Registrable Shares to be distributed pursuant to the Demand Underwritten Offering. The holders of Registrable Shares are only entitled to offer and sell their Registrable Shares pursuant to a Demand Underwritten Offering if the aggregate amount of Registrable Shares to be offered and sold in such offering by the Participating Investors is reasonably expected to result in aggregate gross proceeds (based on the current market price of the number of Registrable Shares to be sold) of not less than $25 million.

Piggyback Registration Rights. In the event that we propose to publicly sell or register for sale any of our securities in an underwritten offering pursuant to a registration statement under the Securities Act (other than a registration statement on Form S-8 or on Form S-4) (a “Piggyback Registration”), we are required to give prompt written notice to the holders of Registrable Securities of our intention to effect such sale or registration and, subject to certain exceptions, are required to include in such transaction all Registrable Shares with respect to which we have received a written request from any holder of Registrable Shares or inclusion therein within ten business days after the receipt of our notice.

Certificate of Incorporation and Bylaws

Certain provisions of the DGCL and our Certificate of Incorporation and Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions are designed in part to allow management to continue making decisions for the long-term best interest of Franchise Group and all of our stockholders and encourage anyone seeking to acquire control of us to first negotiate with our board of directors.

Our Bylaws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. The advance notice provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated Preferred Stock in our Certificate of Incorporation makes it possible for our board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change our control. Our Certificate of Incorporation also provides that certain transactions with persons owning 20% or more of our outstanding common stock are subject to (i) the approval of 66-2/3% of the voting power of our capital stock held by unaffiliated stockholders, (ii) the approval of independent directors or (iii) the satisfaction of certain price requirements. Finally, our Bylaws specify that special meetings of our stockholders can be called only by our board of directors, the Chair of our board of directors, or holders of at least 20% of the shares that will be entitled to vote on the matters presented at such special meeting, which restricts the ability of our stockholders to meet and act outside of regularly scheduled meetings of our board of directors, adding delay to attempts to change our control.

Our Certificate of Incorporation does not give the stockholders the right to cumulative voting in the election of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors or influence our board of directors’ decision regarding a takeover.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. They are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. In addition, these provisions are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the value of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We have elected not to be governed by Section 203 of the DGCL (“Section 203”). Section 203 regulates corporate acquisitions and provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder unless:

•	prior to such time, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the corporation’s outstanding voting stock at the time the transaction commenced, other than statutorily excluded shares; or

•
at or after the time a person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested stockholder.

The term “business combination” is defined to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders.

Limitations of Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

•	for breach of the duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

The Certificate of Incorporation and Bylaws provide that we indemnify our directors and officers to the fullest extent permitted by law. The limitation of liability and indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, an investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers in accordance with these indemnification provisions.

Exclusive Forum

The Certificate of Incorporation provides that unless we otherwise determine, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, any action asserting a claim against us arising pursuant to any provision of the DGCL, the Certificate of Incorporation or Bylaws, or any action asserting a claim against us governed by the internal affairs doctrine. This provision may limit a stockholder’s ability to bring a claim in a judicial forum (other than in a Delaware court) that it finds preferable for disputes with us and our directors, officers or other employees.

Authorized but Unissued Shares

Our authorized but unissued shares of our common stock and Preferred Stock will be available for future issuance and such future issuance may not require stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and rights plans. The existence of authorized but unissued shares of our common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Voting Non-Economic Preferred Stock is EQ Shareowner Services.
Listing of Securities
Our common stock is listed on Nasdaq under the symbol “FRG”.

SELLING STOCKHOLDERS
Up to 21,717,898 shares of our common stock may be offered for resale by the Selling Stockholders under this prospectus, including (a) 12,284,565.33 shares currently owned by the Selling Stockholders named herein and (b) 9,433,332.18 shares that may be issued by the Company to certain of the Selling Stockholders upon the redemption of certain New Holdco Units and shares of Voting Non-Economic Preferred Stock pursuant to the New Holdco LLC Agreement and the Certificate of Designation, in each case from time to time in one or more offerings. See the section entitled “Selling Stockholders-Material Relationships with the Selling Stockholders-Redemption of Voting Non-Economic Preferred Stock and New Holdco Units.”
The shares of our common stock being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to the Selling Stockholders under the Registration Rights Agreement. See the section entitled “Selling Stockholders-Material Relationships with the Selling Stockholders-Registration Rights Agreement.”
When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholders’ interests in the shares of common stock after the date of this prospectus including as may be named in any supplement to this prospectus. The following table sets forth information concerning the shares of common stock that may be offered from time to time by each Selling Stockholder.
We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of common stock. In particular, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Stockholders, including regarding the identity of, and the securities held by, each Selling Stockholder, will be set forth in a prospectus supplement or an amendment to the registration statement of which this prospectus is a part, if and when necessary. Pursuant to the Registration Rights Agreement, we are obligated to use reasonable best efforts to amend this registration statement and this prospectus to reflect any distribution of Registrable Shares by a Selling Stockholder to any of its direct or indirect equity holders that does not involve a disposition for value.
Pursuant to the Buddy’s Asset Purchase Agreement, certain of the New Holdco Units and shares of Voting Non-Economic Preferred Stock may not be redeemed for shares of common stock of the Company until six months after date of the Buddy’s Asset Purchase Agreement (i.e., March 30, 2020), and the filing of this registration statement does not constitute a waiver of such restrictions.
The table below presents information regarding (i) the Selling Stockholders, (ii) the number and percentage of common stock beneficially owned by each of them prior to the offering, (iii) the common stock that each of them may sell or otherwise dispose of from time to time under this prospectus and (iv) the number and percentage of the common stock the Selling Stockholders will own assuming all of the shares of common stock covered by this prospectus are sold by the Selling Stockholders. The information in the table below is based on 20,604,225 shares of common stock outstanding as of January 24, 2020 and was prepared based in part on information supplied to us by the Selling Stockholders. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities, including any securities that grant the Selling Stockholders the right to acquire shares of common stock within 60 days. Other than the transactions referred to in this prospectus or in any prospectus supplement and in documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and incorporated into this prospectus by reference, the Selling Stockholders have not within the past three years had any position, office or other material relationship with us or any of our subsidiaries other than as a holder of our securities.
Because the Selling Stockholders identified in the table may sell some or all of the shares of common stock listed in the table, and because, other than the Registration Rights Agreement, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they acquired the shares of common stock. We have, therefore, assumed for the purposes of the following table, that all of the common stock covered by this prospectus will be sold by the Selling Stockholders.
Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of the Selling Stockholders and the number of shares of common stock registered on its behalf. The Selling Stockholders may sell or otherwise transfer all, some or none of the common stock held by each of them in this offering. See “Plan Of Distribution.”

	Beneficially Owned Before this Offering				Beneficially Owned Upon Completion of this Offering
Name and Address of Selling Stockholder	Common Stock (1)	Shares of Common Stock into which New Holdco Units and Shares of Voting Non-Economic Preferred Stock are Convertible	% of Common Stock (2)	Total Number of Shares of Common Stock to be Offered Pursuant to this Prospectus (2)	Common Stock (2)(3)	% of Common Stock (2)(3)
Tributum, L.P. (4)	2,270,833.33	0.00	7.56%	2,270,833.33	0.00	*
Vintage Tributum, L.P. (5)	2,075,151.00	0.00	6.91%	2,075,151.00	0.00	*
Stefac LP (6)	4,437,333.00	0.00	14.77%	4,437,333.00	0.00	*
B. Riley FBR, Inc. (7)	1,475,375.00	0.00	4.91%	1,000,000.00	475,375.00	1.58%
Brian Kahn and Lauren Kahn, as tenants by the entirety (8)	1,000,000.00	0.00	3.33%	1,000,000.00	0.00	*
Brian DeGustino Revocable Trust (9)	0.00	1,129,328.31	3.76%	1,129,328.31	0.00	*
Samjor Family LP (10)	0.00	3,937,726.03	13.11%	3,937,726.03	0.00	*
Vintage RTO, L.P. (11)	0.00	2,233,218.53	7.43%	2,233,218.53	0.00	*
Martin Meyer and Fengfeng Ren (12)	0.00	336,798.69	1.12%	336,798.69	0.00	*
David O’Neil (13)	0.00	898,130.31	2.99%	898,130.31	0.00	*
Jeffrey D. Miller (14)	0.00	898,130.31	2.99%	898,130.31	0.00	*
Nantahala Capital Partners II Limited Partnership (15)	351,704.00	0.00	1.17%	191,799.00	159,905.00	*
NCP QR LP (15)	147,927.00	0.00	*	147,927.00	0.00	*
Nantahala Capital Partners, SI LP (15)	908,233.00	0.00	3.02%	279,458.00	628,775.00	2.09%
Nantahala Capital Partners Limited Partnership (15)	130,071.00	0.00	*	14,262.00	115,809.00	*
Blackwell Partners LLC - Series A (15)	282,191.00	0.00	*	92,287.00	189,904.00	*
Silver Creek CS SAV, L.L.C. (15)	90,121.00	0.00	*	28,950.00	61,171.00	*
Weintraub Capital Management, L.P. (16)	50,000.00	0.00	*	50,000.00	0.00	*
Saker Partners LP (17)	30,000.00	0.00	*	30,000.00	0.00	*
Rangeley Capital Partners Special Opportunities Fund, L.P. (18)	50,032.00	0.00	*	21,811.00	28,221.00	*
Rangeley Capital Partners, L.P. (18)	148,735.00	0.00	*	62,863.00	85,872.00	*
Rangeley Capital Partners II, L.P. (18)	102,774.00	0.00	*	43,619.00	59,155.00	*
Andrew Kaminsky (19)	10,000.00	0.00	*	10,000.00	0.00	*
Great American Life Insurance Company (20)	94,333.00	0.00	*	94,333.00	0.00	*
Great American Insurance Company (20)	94,333.00	0.00	*	94,333.00	0.00	*
Denman Street LLC (21)	60,373.00	0.00	*	60,373.00	0.00	*
John B. Berding (22)	52,826.00	0.00	*	52,826.00	0.00	*
John B. Berding Irrevocable Family Trust (23)	75,469.00	0.00	*	75,469.00	0.00	*
Joseph Haverkamp (24)	1,887.00	0.00	*	1,887.00	0.00	*
Matthew Avril (25)	77,273.00	0.00	*	75,469.00	1,804.00	*
Michael Piper (26)	50,356.00	0.00	*	39,620.00	10,736.00	*
Eric Seeton (27)	11,320.00	0.00	*	11,320.00	0.00	*
William Laurence (28)	15,095.00	0.00	*	15,095.00	0.00	*
Derek Schoettle (29)	7,547.00	0.00	*	7,547.00	0.00	*

* Less than 1%.
(1) This column does not reflect ownership of New Holdco Units or shares of Voting Non-Economic Preferred Stock or the shares of common stock redeemable in exchange therefor, as applicable.
(2) This column assumes the redemption of all New Holdco Units held by the Buddy’s Members and shares of Voting Non-Economic Preferred Stock held by the Buddy’s Members.
(3) This column assumes all shares of common stock held by the Selling Stockholders (including shares of common stock issued upon redemption of all New Holdco Units held by the Buddy’s Members and shares of Voting Non-Economic Preferred Stock held by the Buddy’s Members) included in this prospectus are offered and sold in a future offering.
(4) Tributum, L.P. directly owns 2,270,833.33 shares of our common stock. Vintage Vista GP, LLC (“Vintage Vista”) is general partner of Tributum, L.P. Vintage Capital Management, LLC is the investment manager and member of Vintage Vista. Kahn Capital Management, LLC (“Kahn Capital”), as a member and the majority owner of Vintage Capital Management, LLC, may be deemed to have the power to direct the voting and disposition of the shares of common stock directly owned by Tributum, L.P., and may be deemed to be the indirect beneficial owner of such shares. Brian Kahn, as the manager of each of Vintage Capital Management, LLC and Kahn Capital, may be deemed to have the power to direct the voting and disposition of the shares of common stock directly owned by Tributum, L.P., and may be deemed to be the indirect beneficial owner of such shares. The address for Tributum, L.P. is c/o Vintage Capital Management, LLC, 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819.
(5) Vintage Tributum, L.P. directly owns 2,075,151 shares of our common stock. Vintage Capital Management, LLC is the general partner of Vintage Tributum, L.P. Kahn Capital, as a member and the majority owner of Vintage Capital Management, LLC, may be deemed to have the power to direct the voting and disposition of the shares of common stock directly owned by Vintage Tributum, L.P., and may be deemed to be the indirect beneficial owner of such shares. Brian Kahn, as the manager of each of Vintage Capital Management, LLC and Kahn Capital, may be deemed to have the power to direct the voting and disposition of the shares of common stock directly owned by Vintage Tributum, L.P., and may be deemed to be the indirect beneficial owner of such shares. The address for Vintage Tributum, L.P. is c/o Vintage Capital Management, LLC, 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819.
(6) Stefac LP directly owns 4,437,333 shares of our common stock. FCF GP LLC (“FCF”) is general partner of Stefac LP. Vintage Capital Management, LLC is the investment manager and member of FCF. Kahn Capital, as a member and the majority owner of Vintage, may be deemed to have the power to direct the voting and disposition of the shares of common stock directly owned by Stefac LP, and may be deemed to be the indirect beneficial owner of such shares. Brian Kahn, as the manager of each of Vintage Capital Management, LLC and Kahn Capital, may be deemed to have the power to direct the voting and disposition of the shares of common stock directly owned by Stefac LP, and may be deemed to be the indirect beneficial owner of such shares. The address for Stefac LP is c/o Vintage Capital Management, LLC, 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819.
(7) B. Riley FBR, Inc. has shared voting and dispositive power over 1,475,375 shares of common stock. The address for B. Riley FBR, Inc. is 111000 Santa Monica Boulevard, Suite 800, Los Angeles, California 90025. B. Riley FBR, Inc. is a broker-dealer. The securities identified in the table above for B. Riley FBR, Inc. were acquired in the ordinary course of business and at the time of acquisition, neither B. Riley FBR, Inc. nor any of its affiliates had an agreement or understanding, directly or indirectly, with any person to distribute the securities.

(8) The address for Brian Kahn and Lauren Kahn, as tenants by the entirety, is 9935 Lake Louise Drive, Windermere, Florida 34786.

(9) The Brian DeGustino Revocable Trust owns 1,129,328.31 New Holdco Units and 225,865.66 shares of Non-Economic Voting Preferred Stock. The address for the Brian DeGustino Revocable Trust is 32 Wedgewood Drive, Hawthorn Woods, Illinois 60047. As trustee of the Brian DeGustino Revocable Trust, Brian DeGustino has voting and dispositive power over such securities. The Brian DeGustino Revocable Trust may be deemed to be an affiliate of a broker-dealer, but is not itself a broker-dealer. The securities identified in the table above for the Brian DeGustino Revocable Trust were acquired in the ordinary course of business and at the time of acquisition, the Brian DeGustino Revocable Trust had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

(10) Samjor Family LP directly owns 3,937,726.03 New Holdco Units and 787,545.21 shares of Non-Economic Voting Preferred Stock. Samjor Inc. is the general partner of Samjor Family LP. Brian Kahn, as the President of Samjor Inc., may be deemed to have the power to direct the voting and disposition of the New Holdco Units and shares of Non-Economic Preferred Stock directly owned by Samjor Family LP (including any shares of common stock for which such New Holdco Units and Non-Economic Preferred Stock may be redeemed and exchanged) and may be deemed to be the indirect beneficial owner of such securities. The address for Samjor Family LP is c/o Brian R. Kahn 9935 Lake Louise Drive, Windermere, Florida 34786.

(11) Vintage RTO, L.P. directly owns 2,233,218.53 New Holdco Units and 446,643.71 shares of Voting Non-Economic Preferred Stock. Vintage RTO GP LLC is the general partner of Vintage RTO, L.P. Vintage Capital Management, LLC is the investment manager and member of Vintage RTO GP LLC. Kahn Capital, as a member and the majority owner of Vintage Capital Management, LLC, may be deemed to have the power to direct the voting and disposition of the New Holdco Units and shares of Non-Economic Preferred Stock directly owned by Vintage RTO, L.P. (including any shares of common stock for which such New Holdco Units and shares of Non-Economic Preferred Stock may be redeemed and exchanged), and may be deemed to be the indirect beneficial owner of such securities. Brian Kahn, as the manager of each of Vintage Capital Management, LLC and Kahn Capital, may be deemed to have the power to direct the voting and disposition of the New Holdco Units and shares of Non-Economic Preferred Stock directly owned by Vintage RTO, L.P. (including any shares of common stock for which such New Holdco Units and shares of Non-Economic Preferred Stock may be redeemed and exchanged), and may be deemed to be the indirect beneficial owner of such securities. The address for Vintage RTO, L.P. is c/o Vintage Capital Management, LLC, 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819.

(12) Martin Meyer and Fengfeng Ren own 336,798.69 New Holdco Units and 67,359.74 shares of Non-Economic Voting Preferred Stock. The address for Martin Meyer and Fengfeng Ren is P.O. Box 553, Tabernash, Colorado, 80478. Each of Martin Meyer and Fengfeng Ren may be deemed to be an affiliate of a broker-dealer, but is not itself a broker-dealer. The securities identified in the table above for Martin Meyer and Fengfeng Ren were acquired in the ordinary course of business and at the time of acquisition, none of Martin Meyer and Fengfeng Ren had an agreement or understanding, directly or indirectly, with any person to distribute the securities.

(13) David O’Neil owns 898,130.31 New Holdco Units and 179,626.06 shares of Non-Economic Voting Preferred Stock. The address for David O’Neil is 350 N. Orleans Street, Suite 2N, Chicago, Illinois 60654. Mr. O’Neil may be deemed to be an affiliate of a broker-dealer, but is not himself a broker-dealer. The securities identified in the table above for Mr. O’Neil were acquired in the ordinary course of business and at the time of acquisition, Mr. O’Neil had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

(14) Jeffrey D. Miller owns 898,130.31 New Holdco Units and 179,626.06 shares of Non-Economic Voting Preferred Stock. The address for Jeffrey D. Miller is 240 Maplewood Road, Riverside, Illinois 60546. Mr. Miller may be deemed to be an affiliate of a broker-dealer, but is not himself a broker-dealer. The securities identified in the table above for Mr. Miller were acquired in the ordinary course of business and at the time of acquisition, Mr. Miller had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

(15) Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of these entities, and is a beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or these selling stockholders that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the securities held by such selling stockholders.

(16) The address for Weintraub Capital Management, L.P. is 3527 Mt. Diablo Boulevard #322, Lafayette, California 94549. Jerald M. Weintraub is the President of Weintraub Capital Management LLC, the general partner of Weintraub Capital Management, L.P., and in such capacity holds voting and dispositive power over the securities identified in the table above as owned by Weintraub Capital Management, L.P.

(17) Saker Partners LP is a limited partnership of which Saker Management LP is the general partner. The general partner of Saker Management LP is AMG Capital LLC and Andrew Greenberg is the managing member of AMG Capital LLC, and, as such is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the securities identified in the table above as owned by Saker Partners LP. The address for Saker Partners LP is 444 N. Wells Street, Suite 504, Chicago, Illinois 60654.

(18) Rangeley Capital Partners Special Opportunities Fund, L.P., Rangeley Capital Partners, LP and Rangeley Capital Partners II, LP are limited partnerships of which Rangeley Capital GP, LLC is the general partner and Rangeley Capital, LLC is the investment manager. Christopher DeMuth, Jr. is the managing partner of Rangeley Capital GP, LLC and the managing member of Rangeley Capital, LLC, and as such is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the securities identified in the table above as owned by Rangeley Capital Partners Special Opportunities Fund,

L.P., Rangeley Capital Partners, LP and Rangeley Capital Partners II, LP. The address for each of Rangeley Capital Partners Special Opportunities Fund, L.P., Rangeley Capital Partners, L.P. and Rangeley Capital Partners II, L.P. is 3 Forest Street, New Canaan, Connecticut 06840.

(19) The address for Andrew Kaminsky is c/o Franchise Group, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

(20) The address for each of Great American Life Insurance Company and Great American Insurance Company is 301 E. Fourth Street, Cincinnati, Ohio 45202. Each of Great American Life Insurance Company and Great American Insurance Company may be deemed to be an affiliate of a broker-dealer, but is not itself a broker-dealer. The securities identified in the table above for Great American Life Insurance Company and Great American Insurance Company were acquired in the ordinary course of business and at the time of acquisition, none of Great American Life Insurance Company and Great American Insurance Company had an agreement or understanding, directly or indirectly, with any person to distribute the securities.

(21) The address for Denman Street, LLC is 4705 Burley Hills Drive, Cincinnati, Ohio 45243. John B. Berding is the Manager of Denman Street, LLC and, as such, is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the securities identified in the table above as owned by Denman Street, LLC.

(22) The address for John B. Berding is 4705 Burley Hills Drive, Cincinnati, Ohio 45243.

(23) The address for John B. Berding Irrevocable Family Trust is 4705 Burley Hills Drive, Cincinnati, Ohio 45243. As trustee of the John B. Berding Irrevocable Family Trust, Susan M. Berding has voting and dispositive power over such securities.

(24) The address for Joseph A. Haverkamp is 301 E. Fourth Street, Cincinnati, Ohio 45202.

(25) The address for Matthew Avril is 216 Ocean Way, Vero Beach, Florida 32963.

(26) The address for Michael Piper is 105 42nd Street, Virginia Beach, Virginia 23451.

(27) The address for Eric Seeton is 325 Prospect Street, Shrewsbury, Massachusetts 01545.

(28) The address for William M. Laurence is 11 Southfield Court, Needham, Massachusetts 02492.

(29) The address for Derek Schoettle is 27 Forest Street, Milton, Massachusetts 02186.

Material Relationships with the Selling Stockholders
Buddy’s Acquisition
On July 10, 2019, the Company completed the Buddy’s Acquisition. At the completion of the Buddy’s Acquisition, each common unit of Buddy’s outstanding immediately prior to the Buddy’s Acquisition was exchanged for 0.091863 shares of Voting Non-Economic Preferred Stock and 0.459315 New Holdco Units. Each of the New Holdco Units held by the Buddy’s Members is, together with one-fifth of a share of Voting Non-Economic Preferred Stock held by the Buddy’s Members, redeemable in exchange by the Buddy’s Members for shares of the Company’s common stock pursuant to the Certificate of Designation and the New Holdco LLC Agreement after an initial six-month lockup period, which has expired with respect to certain New Holdco Units and shares of Voting Non-Economic Preferred Stock, but which has not yet expired with respect to New Holdco Units and shares of Voting Non-Economic Preferred Stock issued in connection with the Buddy’s Asset Acquisition.

Subscription Agreements
Concurrently with the completion of the Buddy’s Acquisition, the Company entered into a subscription agreement (the “Tributum Closing Subscription Agreement”) with Tributum, L.P. (“Tributum”). Pursuant to the Tributum Closing Subscription Agreement, concurrently with the completion of the Buddy’s Acquisition, the Company sold Tributum approximately 2,083,333 shares of the Company’s common stock at a purchase price of $12.00 per share, or $25 million in the aggregate. In addition, concurrently with the completion of the Buddy’s Acquisition, the Company entered into another subscription agreement with Tributum (the “Tributum Post-Closing Subscription Agreement” and, together with the Tributum Closing Subscription Agreement, the “Tributum Subscription Agreements”) pursuant to which Tributum committed to purchase from the Company additional shares of the Company’s common stock at a purchase price of $12.00 per share to the extent such funds were required to fund the tender offer by the Company of its shares of common stock (the “Tender Offer”). The Tender Offer expired at 5:00 P.M., Eastern Time, on November 13, 2019, and the funds under the Tributum Post-Closing Subscription Agreement were not required to finance the Tender Offer.

Buddy’s Asset Acquisition
On September 30, 2019, New Holdco entered into an asset purchase agreement (the “Buddy’s Asset Purchase Agreement”) with Guzman RTO LLC, a Delaware limited liability company (“Guzman”), RNB RTO LLC, a Delaware limited liability company (“RNB”), and RNBJ RTO LLC, a Delaware limited liability company (“RNBJ” and, collectively with Guzman and RNB, the “Buddy’s Sellers”), each of which is a franchisee of Buddy’s, pursuant to which New Holdco acquired 21 Buddy’s Home Furnishings stores from the Sellers (the “Buddy’s Asset Acquisition”). The Buddy’s Asset Acquisition was completed on September 30, 2019. In connection with the Buddy’s Asset Acquisition, the Buddy’s Sellers became entitled to receive, in the aggregate, 1,350,000 New Holdco Units and 270,000 shares of Voting Non-Economic Preferred Stock, which were issued at the direction of the Buddy’s Sellers to Vintage RTO, L.P., Samjor Family LP and the Brian DeGustino Revocable Trust (collectively, the “Buddy’s Seller Owners”), which are direct or indirect equity holders of the Buddy’s Sellers and are also Buddy’s Members. Each of such New Holdco Units is, together with one-fifth of a share of Voting Non-Economic Preferred Stock, redeemable in exchange by the Buddy’s Seller Owners for one share of the Company’s common stock pursuant to the Certificate of Designation and the New Holdco LLC Agreement after an initial six-month lockup period. The lockup period with respect to these New Holdco Units and shares of Voting Non-Economic Preferred Stock issued in connection with the Buddy’s Asset Acquisition will expire on March 30, 2020.

Redemption of Voting Non-Economic Preferred Stock and New Holdco Units
As noted above, in connection with the Buddy’s Acquisition and the Buddy’s Asset Acquisition, the Buddy’s Members and the Buddy’s Seller Owners were issued shares of Voting Non-Economic Preferred Stock and New Holdco Units. Each of such New Holdco Units is, together with one-fifth of a share of Voting Non-Economic Preferred Stock held by the Buddy’s Members and the Buddy’s Seller Owners, redeemable in exchange for one share of the Company’s common stock pursuant to the Certificate of Designation and the New Holdco LLC Agreement after an initial six-month lockup period, which has expired with respect to certain New Holdco Units and shares of Voting Non-Economic Preferred Stock, but which has not yet expired with respect to New Holdco Units and shares of Voting Non-Economic Preferred Stock issued in connection with the Buddy’s Asset Acquisition.
Certificate of Designation

The Certificate of Designation originally designated 1,616,667 shares of Voting Non-Economic Preferred Stock, substantially all of which were issued to the Buddy’s Members as consideration in the Buddy’s Acquisition and the remainder of which were issued as consideration in the Buddy’s Asset Acquisition.

The Voting Non-Economic Preferred Stock has no economic rights other than to receive $0.01 per share upon the liquidation, dissolution or winding up of the Company prior to any distribution of assets to holders of the Company’s common stock or any other class of capital stock of the Company ranking junior to the Voting Non-Economic Preferred Stock in connection with such liquidation, dissolution or winding up of the Company.

With respect to all meetings of the Company’s stockholders at which the holders of the Company’s common stock are entitled to vote and with respect to any written consent sought by the Company or any other person from the holders of such common stock, the holders of shares of Voting Non-Economic Preferred Stock vote together with the holders of shares of the Company’s common stock as a single class, except as otherwise required under non-waivable provisions of applicable law, and the holders of shares of Voting Non-Economic Preferred Stock are entitled to cast five votes per share of Voting Non-Economic Preferred Stock on any such matter.

As noted above, each one-fifth of a share of Voting Non-Economic Preferred Stock held by the Buddy’s Members, together with one New Holdco Unit held by the Buddy’s Members, is redeemable at the election of the Buddy’s Member that is the holder thereof, following an initial six-month lockup period, in exchange for one share of the Company’s common stock. This lock-up period has expired with respect to certain New Holdco Units and shares of Voting Non-Economic Preferred Stock, but has not yet expired with respect to New Holdco Units and shares of Voting Non-Economic Preferred Stock issued in connection with the Buddy’s Asset Acquisition.

Pursuant to the Certificate of Increase, the number of shares of designated as shares of Voting Non-Economic Preferred Stock was increased from 1,616,667 shares to 1,886,667 shares to account for the shares of Voting Non-Economic Preferred Stock issued as consideration in the Buddy’s Asset Acquisition.

New Holdco LLC Agreement

New Holdco was formed in connection with the Buddy’s Acquisition and generally serves as a holding company for the Company’s operating subsidiaries. The Company is the sole manager of New Holdco, and the other members of New Holdco generally have no rights with respect to the management of New Holdco. The New Holdco LLC Agreement provides that any distributions by New Holdco will be made pro rata to the Company and the other members of New Holdco, in accordance with their respective ownership interests in New Holdco.

As described above, each New Holdco Unit held by the Buddy’s Members, together with one-fifth of a share of Voting Non-Economic Preferred Stock held by the Buddy’s Members, is redeemable at the election of the Buddy’s Member that is the holder thereof, at any time following an initial six-month lockup period, in exchange for one share of the Company’s common stock. This lockup period has expired with respect to certain New Holdco Units and shares of Voting Non-Economic Preferred Stock, but has not yet expired with respect to New Holdco Units and shares of Voting Non-Economic Preferred Stock issued in connection with the Buddy’s Asset Acquisition. In certain circumstances, New Holdco and the Company have the right to require such redemption to occur.

In connection with the Buddy’s Asset Acquisition, on September 30, 2019, Schedule 1 to the New Holdco LLC Agreement was amended to reflect the issuance of additional New Holdco Units to the Buddy’s Seller Owners.

As of January 24, 2020, the Company owned approximately 68.31% of New Holdco Units and the other members of New Holdco owned the remaining 31.69% of New Holdco Units. The New Holdco Units held by the Company are not redeemable in exchange for shares of the Company’s common stock as the Company was not issued any shares of Voting Non-Economic Preferred Stock.

Tax Receivable Agreement

In connection with the Buddy’s Acquisition, the Company and the Buddy’s Members entered into an income tax receivable agreement (the “Tax Receivable Agreement”). Subject to certain exceptions set forth in the Tax Receivable Agreement, the Tax Receivable Agreement generally provides for the payment by the Company to the Buddy’s Members of 40% of the Company’s realized tax benefit resulting from a redemption of New Holdco Units and Voting Non-Economic Preferred Stock in exchange for the Company’s common stock. The Company generally will retain the benefit of the remaining 60% of any such tax benefit.

Registration Rights Agreement
Concurrently with the completion of the Buddy’s Acquisition, the Company entered into the Registration Rights Agreement. The Registration Rights Agreement provides the Selling Stockholders with certain registration rights applicable to the Registrable Shares.

Pursuant to the Registration Rights Agreement, the Company is required to, as promptly as practicable but in any event no later than January 31, 2020, prepare and file with the SEC a shelf registration statement with respect to the offer and resale of all Registrable Shares. The Company must use its reasonable best efforts to, among other things, have such shelf registration statement declared effective under the Securities Act, as promptly as practicable after such filing and maintain the effectiveness of (and availability for use of) such shelf registration statement until such time as there are no registrable shares. Once the shelf registration statement covering the registrable shares is effective, certain Vintage Group Members will have the right to request that the Company initiate a demand underwritten offering related to Registrable Shares, subject to certain limitations. Certain Vintage Group Members holding Registrable Shares, collectively, will have the right to request no more than an aggregate of two such demand underwritten offerings in any 12-month period. Additionally, pursuant to the Registration Rights Agreement, the Company granted the registration rights holders piggyback registration rights on the terms and conditions set forth therein.
Voting Agreements
In connection with the Buddy’s Acquisition, the Company agreed to commence the Tender Offer to purchase any and all of the outstanding shares of the Company’s common stock for cash at a price of $12.00 per share, without interest. In connection with the Tender Offer, the Company entered into voting agreements (the “Voting Agreements”) with (i) Tributum and certain other affiliates of Vintage Capital Management, LLC, (ii) B. Riley Financial, Inc. and certain of its affiliates and (iii) each of the Buddy’s Members. Pursuant to the terms of the Voting Agreements, each of the parties thereto (other than the Company) agreed to, among other things, vote all of their shares of the Company’s common stock and Voting Non-Economic Preferred Stock in favor of amendments to the Certificate of Incorporation which provided for, among other things: increasing the number of authorized shares of the Company to 200,000,000, designating 180,000,000 shares of which as common stock and 20,000,000 shares of which as preferred stock of the Company (including the Voting Non-Economic Preferred Stock); requiring that all holders of the Company’s common stock would receive consideration in the same form and of the same kind and amount, calculated on a per share basis, in certain fundamental transactions; and requiring that certain transactions with persons owning 20% or more of the then outstanding common stock of the Company would require (i) the approval of 66-2/3% of the voting power of the Company’s capital stock held by unaffiliated stockholders, (ii) the approval of independent directors or (iii) the satisfaction of certain price requirements.
In addition, subject to certain exceptions set forth in the Voting Agreements, Tributum and certain other affiliates of Vintage Capital Management, LLC agreed not to acquire any additional shares of the Company’s capital stock to the extent that any such acquisition would cause Vintage Capital Management, LLC and its affiliates to beneficially own more than 105% of the amount of the Company’s capital stock that Vintage Capital Management, LLC and its affiliates hold after the completion of the Tender Offer until the date that Vintage Capital Management, LLC and its affiliates cease to beneficially own at least 15% of the outstanding voting stock of the Company. Tributum and certain other affiliates of Vintage Capital Management, LLC and B. Riley Financial, Inc. and its affiliates also agreed not to tender their shares of common stock in the Tender Offer. On November 13, 2019, the Company completed the Tender Offer. Each of the Voting Agreements terminated upon the approval by the Company’s stockholders of the amendments to the Certificate of Incorporation.
SHOS Acquisition
On October 23, 2019, the Company completed its acquisition of the Sears Outlet segment and Buddy’s Home Furnishing Stores businesses (the “SHOS Acquisition”) of Sears Hometown and Outlet Stores, Inc., a Delaware corporation (“SHOS”), pursuant to the terms of the Equity and Asset Purchase Agreement (as amended, the “SHOS Purchase Agreement”), dated as of August 27, 2019, by and among SHOS, Franchise Group Newco S, LLC (“Newco S”) and the Company, solely for the purposes guaranteeing, among other things, the performance of Newco S’s obligations and the payment of amounts due to SHOS under the SHOS Purchase Agreement up to and including the closing of the SHOS Acquisition (the “SHOS Closing”), in addition to agreeing to fund a certain equity contribution to Newco S in order to consummate the SHOS Acquisition. Such guarantee and agreement of the Company under the SHOS Purchase Agreement terminated upon the closing of the SHOS Acquisition. Immediately prior to the SHOS Closing, Stefac LP, a Delaware limited partnership and an affiliate of Vintage Capital Management, LLC (“Stefac”), Brian R. Kahn and Lauren Kahn, as tenants by the entirety, and B. Riley FBR, Inc. provided the Company with an aggregate $40 million of equity financing in order to partially fund the SHOS Acquisition through the purchase of shares of common stock of the Company at $12.00 per share pursuant to certain subscription agreements entered into by each SHOS Investor with the Company.

Vitamin Shoppe Acquisition and Equity Financing
On December 16, 2019, the Company and Vitamin Shoppe completed the Vitamin Shoppe Merger. In addition, on December 16, 2019, Tributum and certain other investors (collectively, the “Vitamin Shoppe Investors”) provided the Company with an aggregate of approximately $31.0 million of equity financing in order to partially fund the closing of the Merger (the “Vitamin Shoppe Closing”) and to fund certain costs and expenses related thereto (including the repurchase of Vitamin Shoppe’s 2.25% Convertible Senior Notes due 2020 following the Vitamin Shoppe Closing), in cash by wire transfer of immediately available funds, through purchases of shares of common stock of the Company at $12.00 per share under that certain equity commitment letter entered into on August 7, 2019, by and between the Company and Tributum (as amended, the “Vitamin Shoppe Equity Commitment Letter”), and $25.90 per share in connection with a separate private placement of shares of common stock pursuant to certain subscription agreements entered into by each Vitamin Shoppe Investor with the Company. Further, on December 16, 2019, the Company and Tributum agreed to amend the Vitamin Shoppe Equity Commitment Letter (the “Amendment to Equity Commitment Letter”) to provide that any portion of the equity commitment from Tributum under the Vitamin Shoppe Equity Commitment Letter that is not funded at the Vitamin Shoppe Merger Closing would remain available following the Vitamin Shoppe Merger Closing to fund repurchases of Vitamin Shoppe’s 2.25% Convertible Senior Notes due 2020 (the “Convertible Notes”). Such equity commitment to fund the repurchase of the Convertible Notes would remain available until the earlier to occur of (i) the Fundamental Change Repurchase Date (as defined in the Convertible Notes indenture) and (ii) February 14, 2020.

In connection with funding repurchases of Vitamin Shoppe’s 2.25% Convertible Senior Notes due 2020, on January 3, 2020, the Company entered into a subscription agreement with Stefac, pursuant to which Stefac purchased from the Company 2,354,000 shares of the Company’s common, at a purchase price of $12.00 per share for an aggregate purchase price of $28,248,000 in cash. The shares of common stock were purchased pursuant to the Amendment to Equity Commitment Letter.

Subordinated Note

On May 16, 2019, the Company entered into a subordinated note (the “Subordinated Note”) payable to Vintage Capital Management, LLC. The aggregate principal amount of all loans to be made by Vintage Capital Management, LLC under the

Subordinated Note was limited to $10.0 million. Any indebtedness owed to Vintage Capital Management, LLC under the Subordinated Note was subordinated to and subject in right and time of payment to the Revolving Credit Facility. The Company did not make any borrowings under the Subordinated Note, and the Subordinated Note was terminated effective October 2, 2019.

American Freight Financing

In connection with the signing of the American Freight Merger on December 28, 2019, the Company intends to enter into new credit facilities of up to $765 million with affiliates of Kayne Anderson Capital Advisors, L.P. (“Kayne”), Great American Capital Partners, LLC, a subsidiary of B. Riley Financial, Inc., and other lenders that are expected to provide 100% of the financing needed for the American Freight Merger, including the refinancing of the Company’s existing credit facilities for its Buddy’s Home Furnishings and Sears Outlet businesses (the “American Freight Financing”). The American Freight Financing is expected to close simultaneously with the American Freight Merger. B. Riley FBR, Inc. and Kayne acted as advisors for the American Freight Merger.
Stock Purchase Agreements

On July 19, 2018, John T. Hewitt, former Chairman of the Board and Chief Executive Officer of the Company, entered into a Stock Purchase Agreement, as subsequently amended, with, Vintage Tributum LP, pursuant to which, among other things, Mr. Hewitt agreed to sell to Vintage Tributum LP all of the shares of the Company’s Class A common stock and Class B common stock owned directly and indirectly by him (the “Hewitt Sale”). In connection with the Hewitt Sale, the shares of Class B common stock converted into shares of Class A common stock, and following the Sale, no shares of the Company’s Class B common stock remained outstanding. In connection with the Hewitt Sale, Vintage Tributum LP also entered into an agreement to purchase shares from additional holders of the Company’s securities, including the holder of the Company’s exchangeable shares and special voting preferred stock. In connection with the additional purchases, the Company redeemed the special voting preferred stock, leaving the Company’s Class A common stock as the only class of its securities outstanding following the Hewitt Sale. The Hewitt Sale was completed on August 3, 2018.

On August 3, 2018, in connection with the Hewitt Sale, Mr. Hewitt agreed to tender his resignation to the Company’s board of directors and agreed to cause several members of the Company’s board of directors previously elected to the board of directors by Mr. Hewitt to tender their resignations to the board of directors, in each case, effective upon the closing of the Hewitt Sale. Following the Hewitt Sale, the Company decreased the size of the Company’s board of directors to five members with one vacancy. Also in connection with the Hewitt Sale and at the request of Vintage, the Company agreed that the Company’s board of directors would take all necessary action to increase the size of the board of directors to nine directors, resulting in five vacancies. Vintage indicated to the Company its intent to fill the five vacancies in the near term by the written consent of at least a majority of the outstanding shares of the Company’s Class A common stock (the “Vintage Written Consent”) and agreed that at least three of the individuals elected to fill the vacancies would, in Vintage’s reasonable judgment, meet the standards necessary for the Company’s board of directors to reasonably determine they are “independent” for purposes of the Nasdaq Listing Rules. The Company’s action to increase the size of the board of directors to nine directors would become effective on the date immediately prior to the effective date of the Vintage Written Consent. On August 9, 2018, the Company received the Vintage Written Consent executed by stockholders representing a majority of the outstanding shares of the Company’s Class A common stock electing Brian R. Kahn, Andrew M. Laurence, Matthew Avril, Bryant R. Riley, and Kenneth M. Young as directors of the Company to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualified.

Executive Officers, Directors and Employment Agreements
Brian R. Kahn
On October 2, 2019, Brian R. Kahn was appointed President and Chief Executive Officer of the Company. Mr. Kahn also currently serves as a director of the Company. Mr. Kahn has served as the investment manager of Vintage Capital Management, LLC and its predecessor, Kahn Capital Management, LLC, since 1998.
Eric Seeton
On October 2, 2019, Eric Seeton was appointed Chief Financial Officer of the Company, effective October 28, 2019.

Andrew M. Laurence
On October 2, 2019, Andrew M. Laurence was appointed Executive Vice President of the Company, effective October 2, 2019. Mr. Laurence also currently serves as the Chairman of our board of directors. In addition, he is a partner of Vintage Capital Management, LLC, where he joined in 2010.
Andrew Kaminsky
On October 2, 2019, Andrew Kaminsky was appointed Executive Vice President and Chief Administrative Officer of the Company.
Employment Agreements with Messrs. Kahn, Seeton, Laurence, and Kaminsky
On October 2, 2019, the Company entered into employment agreements with Messrs. Kahn, Seeton, Laurence and Kaminsky (collectively, the “Employment Agreements”), effective as of October 2, 2019 (the “Effective Date”), and the terms of the Employment Agreements are substantially similar to each other, except as described below.
The Employment Agreements provide for an initial three-year term, each beginning on October 2, 2019, unless terminated under the provisions of the Employment Agreements. Thereafter, the Employment Agreements automatically renew for successive one-year terms, unless the Company or the executive gives written notice of non-renewal at least 90 days prior to the renewal date.
Under the Employment Agreements, Mr. Kahn’s annual base salary is $900,000; Mr. Seeton’s annual base salary is $400,000; Messrs. Laurence’s and Kaminsky’s annual base salary each is $500,000, subject to review for potential increases at least once per year by the Board. The executives are eligible to participate in annual cash incentive plans and programs of the Company that are generally provided to senior executives pursuant to the terms and conditions as the Board may prescribe from time to time. Additionally, the executives are eligible to participate in the long-term cash and equity incentive plans and programs of the Company as are generally provided to other senior executives, as determined by the Board in its discretion, and have received (or may be entitled to receive) from time to time grants of options, restricted stock units or similar equity incentives. Under the Employment Agreements, each executive is also eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as those benefits generally made available to other similarly-situated senior executives of the Company. Mr. Seeton is also entitled to four weeks of paid time-off per fiscal year, prorated for the first calendar year of employment. The Employment Agreements also entitle the executives to severance benefits upon certain qualifying terminations of their respective employments and include customary confidentiality, non-competition and non-solicitation covenants.
Michael S. Piper
On October 2, 2019, Mr. Piper was appointed Vice President and Chief Financial Officer of Franchise Group Intermediate L1, LLC, a subsidiary of the Company. Mr. Piper previously served as the Company’s Chief Financial Officer from June 2018 to October 2019. In addition, Mr. Piper served as the Company’s Vice President of Financial Products from December 2014 to September 2017. From August 2004 to December 2014, Mr. Piper served the Company in other roles, including Director of Finance and Director of Financial Products.
Employment Agreement with Mr. Piper
In connection with his service as Chief Financial Officer of the Company, on June 15, 2018, the Company entered into an employment agreement (the “Piper Employment Agreement”) with Mr. Piper, effective as of that date. The initial term of the Piper Employment Agreement ended on July 31, 2019 but automatically extends for successive one-year periods unless written notice of non-renewal is provided by either party at least 90 days prior to the expiration of the then current term.
Under the Piper Employment Agreement, Mr. Piper is entitled to an annual base salary of $346,000 and a one-time signing bonus consisting of the following components: (i) $200,000 payable in cash, (ii) restricted stock units valued at $285,000 as of the date of grant which vest in three equal installments over a three-year period, and (iii) stock options to purchase 175,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the shares on the date of grant which vest in three equal installments over a three-year period. Mr. Piper is also entitled to an annual bonus with a target maximum of 80% of his base salary as of the last day of the previous fiscal year, and his eligibility for such annual bonus shall be determined on a basis consistent with other named executive officers. Mr. Piper is entitled to employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in the Piper Employment Agreement. The Piper Employment Agreement also entitles Mr. Piper to severance benefits upon certain qualifying terminations of his employment. The Piper Employment Agreement also includes customary confidentiality, non-competition and non-solicitation covenants.
Matthew Avril
Matthew Avril has served as a director of the Company since September 2018 and is a self-employed consultant. He is currently a member of the strategic advisory board of Vintage Capital Management, LLC.
Bryant R. Riley
Bryant R. Riley has served as a director of the Company since September 2018 and has served as Chief Executive Officer and Chairman of B. Riley since June 2014, and as a director since August 2009. Previously, Mr. Riley served as the Co-Chief Executive Officer of B. Riley FBR, Inc. (formerly FBR Capital Markets & Co., LLC) from July 2017 to July 2018, as the Chairman of B. Riley & Co., LLC since founding the stock brokerage firm in 1997 and as Chief Executive Officer of B. Riley & Co., LLC from 1997 to 2006.
Kenneth M. Young
Kenneth M. Young has served as a director of the Company since September 2018 and currently serves as President of B. Riley Financial, Inc. In addition, Mr. Young serves as Chief Executive Officer for B. Riley Principal Investments, a wholly-owned subsidiary of B. Riley Financial, Inc.
Stock Ownership
As of January 24, 2020, 20,604,225 shares of the Company’s common stock were issued and outstanding, of which approximately 9,783,317.33 shares of the Company’s common stock were held by Brian Kahn and certain related persons, including affiliates or entities managed by Vintage Capital Management, LLC (the “Vintage Group”) and 4,105,728 shares of the Company’s common stock were held by B. Riley Financial, Inc. and certain of its affiliates. As of January 24, 2020, assuming all New Holdco Units held by the Buddy’s Members and all shares of Voting Non-Economic Preferred Stock held by the Buddy’s Members were redeemed in exchange for shares of the Company’s common stock, there would be 30,037,557.18 shares of the Company’s common stock issued and outstanding, of which approximately 15,954,261.89 shares would be held by the Vintage Group and 4,105,728 shares would be held by B. Riley Financial, Inc. and certain of its affiliates.
The significant ownership stakes of the Vintage Group and B. Riley Financial, Inc. and certain of its affiliates enable these stockholders to exercise substantial control over the Company and the strategic direction of the Company. The interests of the Vintage Group and B. Riley Financial, Inc. and its applicable affiliates may be different from the interests of other stockholders.

PLAN OF DISTRIBUTION
We are registering up to 21,717,898 shares of common stock for possible sale by the Selling Stockholders from time to time, including up to 9,433,332.18 shares of common stock that are issuable upon the redemption of New Holdco Units held by the Buddy’s Members and shares of Voting Non-Economic Preferred Stock held by the Buddy’s Members pursuant to the New Holdco LLC Agreement and the Certificate of Designation. We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus.
The shares of common stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges, in the over-the-counter market, in private transactions or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by Selling Stockholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	distributions by the Selling Stockholders to one or more of their direct or indirect equity holders for subsequent sale or distribution;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares of common stock held by the Selling Stockholders that qualify for sale pursuant to Rule 144 of the Securities Act (“Rule 144”) may be sold by the Selling Stockholders under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution or to name any pledgee, transferee, assignee, successor or other transferee that received shares of the Company’s common stock from a Selling Stockholder. Pursuant to the Registration Rights Agreement, we are obligated to use reasonable best efforts to amend this registration statement and this prospectus to reflect any distribution of Registrable Shares by a Selling Stockholder to any of its direct or indirect equity holders that does not involve a disposition for value.

The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, the Selling Stockholders may engage broker-dealers or agents, who may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the Selling Stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the Selling Stockholders or its affiliates in the ordinary course of business.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
The validity of the securities offered by the Company has been passed upon for the Company by Troutman Sanders LLP, Atlanta, Georgia, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS
The audited consolidated balance sheets of the Company as of April 30, 2019 and 2018, the related consolidated statements of operations, comprehensive operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2019, and the related notes, and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2019 have been incorporated by reference herein in reliance upon the reports of Cherry Bekaert LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of April 30, 2019, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of April 30, 2019, because the control environment, risk assessment, control activities, information and communication, and monitoring controls were not effective.

On October 1, 2019, based on the recommendation of the Audit Committee, the Company’s Board of Directors approved a change in the Company’s fiscal year end from April 30 to the Saturday closest to December 31 of each year, effective immediately.

The audited consolidated statements of operations, comprehensive operations, stockholders’ equity, and cash flows of the Company for the year ended April 30, 2017, and the related notes have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements for Buddy’s and its subsidiaries as of and for the years ended December 31, 2018 and 2017, and the related notes have been incorporated by reference herein in reliance upon the report of Rivero, Gordimer & Company, P.A., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The combined financial statements of Sears Outlet Stores (a carve-out business of Sears Hometown and Outlet Stores, Inc.) as of and for the years ended February 2, 2019 and February 8, 2018 incorporated by reference in this prospectus from the Company's Current Report on Form 8-K/A filed on January 8, 2020 have been so incorporated in reliance on the report of BDO USA, LLP, independent auditor, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Vitamin Shoppe as of and for each of the three fiscal years in the period ended December 29, 2018, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on January 8, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
Our website address is www.franchisegrp.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K including exhibits related thereto or other applicable SEC rules) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended April 30, 2019, filed with the SEC on June 27, 2019 (File No. 001-35588);

•	our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2019 and October 31, 2019, filed with the SEC on September 9, 2019 and December 10, 2019, respectively (File No. 001-35588);

•
our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on May 6, 2019, May 13, 2019, May 16, 2019, June 10, 2019, July 11, 2019, July 11, 2019, August 8, 2019, August 9, 2019, August 28, 2019, September 18, 2019, September 19, 2019, September 24, 2019, October 1, 2019, October 1, 2019, October 4, 2019, October 23, 2019, November 12, 2019, December 3, 2019, December 5, 2019, December 17, 2019, December 30, 2019, January 6, 2020, and January 8, 2020 (File No. 001-35588);

•	all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report on Form 10-K referenced above; and

•
the description of our capital stock contained in our Registration Statement on Form 8-A (File No. 001-35588), filed with the SEC on November 13, 2019, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request copies of these documents, at no cost to you, by writing or telephoning us at the below address. Exhibits to the filings, however, will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document:
Franchise Group, Inc.
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454
(757) 493-8855

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution

Amount
SEC registration fee		$58,269
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*
Total	$	*
*These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.
Our Certificate of Incorporation provides that, except to the extent prohibited by the DGCL, our directors shall not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under the DGCL, the directors have a fiduciary duty to us, which is not eliminated by these provisions of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL (which covers liability with respect to the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. Our Certificate of Incorporation and Bylaws provide that we may indemnify and hold harmless, to the fullest extent permitted by applicable law, as may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, manager, employee or agent of another company or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

Item 16. Exhibits.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1†
Agreement of Merger and Business Combination Agreement dated as of July 10, 2019, among Liberty Tax, Inc., Buddy’s Newco, LLC, Franchise Group New Holdco, LLC, Franchise Group B Merger Sub, LLC, and Vintage RTO, L.P. (incorporated by reference to Exhibit 2.1 to Form 8-K, File No. 001-35588 filed on July 11, 2019)

2.2†
Agreement and Plan of Merger, dated as of August 7, 2019, by and among Liberty Tax, Inc., Vitamin Shoppe, Inc. and Valor Acquisition, LLC (incorporated by reference to Exhibit 2.1 to Form 8-K, File No. 001-35588 filed on August 8, 2019)

2.2.1
First Amendment to Agreement and Plan of Merger, dated November 11, 2019, by and among Franchise Group, Inc., Vitamin Shoppe, Inc. and Valor Acquisition, LLC (incorporated by reference to Exhibit 2.1 to Form 8-K, File No. 001-35588 filed on November 12, 2019)

2.3†
Equity and Asset Purchase Agreement, dated as of August 27, 2019, by and between Sears Hometown Outlet Stores, Inc., Franchise Group Newco S, LLC and solely for purposes of Section 10.17 thereto, Franchise Group, Inc. (f/k/a Liberty Tax, Inc.) (incorporated by reference to Exhibit 2.1 to Form 8-K, File No. 001-35588 filed on August 28, 2019)

2.4†
Asset Purchase Agreement, dated as of December 16, 2019, by and among Franchise Group Newco R, LLC, the sellers listed on Schedule I thereto, and Revolution Financial, Inc. as the representative of the sellers (incorporated by reference to Exhibit 2.1 to Form 8-K, File No. 001-35588 filed on December 17, 2019)

2.5†
Agreement and Plan of Merger, dated as of December 28, 2019, by and among Franchise Group Newco Intermediate AF, LLC, American Freight Group, Inc., Franchise Group Merger Sub AF, Inc., and The Jordan Company, L.P., solely in its capacity as representative for the Fully-Diluted Stockholders (incorporated by reference to Exhibit 2.1 to Form 8-K, File No. 001-35588 filed on December 30, 2019)

3.1	Second Amended and Restated Certificate of Incorporation of Liberty Tax, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K, File No. 001-35588 filed on December 19, 2018)
3.1.1
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Liberty Tax, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K, File No. 001-35588 filed on September 19, 2019)

3.1.2
Certificate of Designation of the Voting Non-Economic Preferred Stock of Liberty Tax, Inc. filed with the Secretary of State of the State of Delaware July 10, 2019 (incorporated by reference to Exhibit 3.1 to Form 8-K, File No. 001-35588 filed on July 10, 2019)

3.1.3
Certificate of Increase of the Number of Shares of Voting Non-Economic Preferred Stock of Franchise Group, Inc., filed with the Secretary of State of the State of Delaware on September 30, 2019 (incorporated by reference to Exhibit 3.1 to Form 8-K, File No. 001-35588 filed on October 1, 2019)

3.2	Second Amended and Restated Bylaws of Liberty Tax, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K, File No. 001-35588 filed on July 15, 2014)
4.4
Registration Rights Agreement dated as of July 10, 2019, among Liberty Tax, Inc., Tributum, L.P., the Brian DeGustino Revocable Trust, the Amy DeGustino Revocable Trust, Samjor Family LP, Vintage RTO, L.P., Martin Meyer and Fengfeng Ren, David O’Neil and Jeffrey D. Miller (incorporated by reference to Exhibit 10.2 to Form 8-K, File No. 001-35588 filed on July 11, 2019)

4.4.1
Amendment No. 1 to Registration Rights Agreement, dated as of September 30, 2019, among Franchise Group, Inc., Tributum, L.P., Samjor Family LP, Vintage RTO, L.P., Vintage Capital Management, LLC and Vintage Tributum, LP (incorporated by reference to Exhibit 10.2 to Form 8-K, File No. 001-35588 filed on October 1, 2019)

4.4.2
Amendment No. 2 to Registration Rights Agreement, dated as of October 23, 2019, by and among Franchise Group, Inc., Tributum, L.P., Samjor Family LP, Vintage RTO, L.P., Vintage Capital Management, LLC and Vintage Tributum, LP (incorporated by reference to Exhibit 10.7 to Form 8-K, File No. 001-35588 filed on October 23, 2019)

4.4.3
Amendment No. 3 to Registration Rights Agreement, dated as of December 16, 2019, by and among Franchise Group, Inc., Tributum, L.P., Samjor Family LP, Vintage RTO, L.P., Vintage Capital Management, LLC, Vintage Tributum, LP, Stefac LP, B. Riley FBR, Inc. and Brian Kahn and Lauren Kahn, as tenants by the entirety (incorporated by reference to Exhibit 10.6 to Form 8-K, File No. 001-35588 filed on December 17, 2019)

4.4.4
Amendment No. 4 to Registration Rights Agreement, dated January 31, 2020, by and among Franchise Group, Inc., Tributum, L.P., Samjor Family LP, Vintage RTO, L.P., Vintage Capital Management, LLC, Vintage Tributum, LP, Stefac LP, Brian Kahn and Lauren Kahn, as tenants by the entirety, and B. Riley FBR, Inc.

4.5
Closing Subscription Agreement, dated as of July 10, 2019, among Liberty Tax, Inc., and Tributum, L.P. (incorporated by reference to Exhibit 10.10 to Form 8-K, File No. 001-35588 filed on July 11, 2019)

4.6
Post-Closing Subscription Agreement dated as of July 10, 2019, among Liberty Tax, Inc., and Tributum, L.P. (incorporated by reference to Exhibit 10.11 to Form 8-K, File No. 001-35588 filed on July 11, 2019)

4.7
Voting Agreement dated as of July 10, 2019, among Liberty Tax, Inc., the Brian DeGustino Revocable Trust, the Amy DeGustino Revocable Trust, Martin Meyer, Fengfeng Ren, David O’Neil and Jeffrey D. Miller (incorporated by reference to Exhibit 10.3 to Form 8-K, File No. 001-35588 filed on July 11, 2019)

4.8
Voting Agreement dated as of July 10, 2019, among Liberty Tax, Inc., Bryant R. Riley, B. Riley Financial, Inc., BRC Partners Opportunity Fund, L.P., BRC Partners Management GP, LLC., B. Riley Capital Management, LLC, B. Riley FRB, Inc., and Dialectic Antithesis Partners, LP (incorporated by reference to Exhibit 10.4 to Form 8-K, File No. 001-35588 filed on July 11, 2019)

4.9
Voting Agreement dated as of July 10, 2019, among Liberty Tax, Inc., Vintage Tributum LP, Tributum, L.P., Vintage RTO, L.P., Samjor Family LP (incorporated by reference to Exhibit 10.5 to Form 8-K, File No. 001-35588 filed on July 11, 2019)

4.10
Income Tax Receivable Agreement dated as of July 10, 2019, among Liberty Tax, Inc., Vintage RTO, L.P., Samjor Family LP, the Brian DeGustino Revocable Trust, the Amy DeGustino Revocable Trust, Martin Meyer, Fengfeng Ren, David O’Neil and Jeffrey D. Miller (incorporated by reference to Exhibit 10.6 to Form 8-K, File No. 001-35588 filed on July 11, 2019)

4.11	Equity Commitment Letter dated as of August 7, 2019, by and between Liberty Tax, Inc. and Tributum, L.P.
4.11.1	Amendment to Equity Commitment Letter dated as of December 16, 2019 (incorporated by reference to Exhibit 10.5 to Form 8-K, File No. 001-35588 filed on December 17, 2019)
4.12
Subscription Agreement, dated as of October 23, 2019, by and between Franchise Group, Inc. and Stefac LP (incorporated by reference to Exhibit 10.4 to Form 8-K, File No. 001-35588 filed on October 23, 2019)

4.13
Subscription Agreement, dated as of October 23, 2019, by and between Franchise Group, Inc. and B. Riley FBR, Inc. (incorporated by reference to Exhibit 10.5 to Form 8-K, File No. 001-35588 filed on October 23, 2019)

4.14
Subscription Agreement, dated as of October 23, 2019, by and between Franchise Group, Inc. and Brian R. Kahn and Lauren Kahn, as tenants by the entirety (incorporated by reference to Exhibit 10.6 to Form 8-K, File No. 001-35588 filed on October 23, 2019)

4.15	Forms of Subscription Agreement (incorporated by reference to Exhibit 10.4 to Form 8-K, File No. 001-35588 filed on December 17, 2019)
4.16
Subscription Agreement, dated as of January 3, 2020, by and between Franchise Group, Inc. and Stefac LP (incorporated by reference to Exhibit 10.1 to Form 8-K, File No. 001-35588 filed on January 6, 2020)

4.17
First Amended and Restated Limited Liability Company Agreement, dated as of July 10, 2019, among Franchise Group New Holdco, LLC, as the company, Liberty Tax, Inc., the Brian DeGustino Revocable Trust, the Amy DeGustino Revocable Trust, Samjor Family LP, Vintage RTO, L.P., Martin Meyer, Fengfeng Ren, David O’Neil and Jeffrey Miller, each as a member, and Franchise Group, Inc., as the manager (incorporated by reference to Exhibit 10.1 to Form 8-K, File No. 001-35588 filed on July 11, 2019)

4.17.1
Amended Schedule 1 to the First Amended and Restated Limited Liability Company Agreement, dated as of July 10, 2019, among Franchise Group New Holdco, LLC, as the company, Franchise Group, Inc., the Brian DeGustino Revocable Trust, the Amy DeGustino Revocable Trust, Samjor Family LP, Vintage RTO, L.P., Martin Meyer, Fengfeng Ren, David O’Neil and Jeffrey Miller, each as a member, and Franchise Group, Inc., as the manager (incorporated by reference to Exhibit 10.1 to Form 8-K, File No. 001-35588 filed on October 1, 2019)

4.18	Specimen Common Stock Certificate of Franchise Group, Inc.
5.1	Opinion of Troutman Sanders LLP
23.1	Consent of Cherry Bekaert LLP

23.2	Consent of KPMG LLP
23.3	Consent of BDO USA, LLP
23.4	Consent of Deloitte & Touche LLP
23.5	Consent of Rivero, Gordimer & Company, P.A.
23.6	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page in Part II of this registration statement).

*    To be filed, when appropriate, by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.
†    Schedules to these exhibits have been omitted pursuant to Item 601(b)(2) of Registration S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 17.    Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or

(x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on January 31, 2020.

FRANCHISE GROUP, INC.
/s/ Eric Seeton
Name: Eric Seeton
Title: Chief Financial Officer

POWER OF ATTORNEY
Each of the undersigned, whose signature appears below, hereby constitutes and appoints Brian R. Kahn, Eric Seeton and Andrew Kaminsky, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Brian R. Kahn	President, Chief Executive Officer and Director	January 31, 2020
Brian R. Kahn	(Principal Executive Officer)

/s/ Eric Seeton	Chief Financial Officer	January 31, 2020
Eric Seeton	(Principal Financial Officer)

/s/ Matthew Avril	Director	January 31, 2020
Matthew Avril

/s/ Patrick A. Cozza	Director	January 31, 2020
Patrick A. Cozza

Director
Thomas Herskovits

/s/ Andrew M. Laurence	Executive Vice President and Director	January 31, 2020
Andrew M. Laurence

/s/ Lawrence Miller	Director	January 31, 2020
Lawrence Miller

/s/ G. William Minner, Jr.	Director	January 31, 2020
G. William Minner, Jr.

/s/ Bryant R. Riley	Director	January 31, 2020
Bryant R. Riley

/s/ Kenneth M. Young	Director	January 31, 2020
Kenneth M. Young